Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $14.3 Million

Hackensack, NJ – December 13, 2022 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced its financial results for its second quarter of fiscal 2023, ended October 31, 2022.

Second Quarter and Recent Highlights:

•Record quarterly revenue of $14.3 million, an increase of 21% year over year
•Adjusted EBITDA of $686,000
•Discovery targets progressing along the development timeline; expectation to advance to preclinical phase testing in calendar 2023

Ronnie Morris, CEO of Champions, commented, “We continued to deliver good financial results while simultaneously investing in the future growth of the business. Morris added, “while long term prospects remain strong, we experienced a slowdown in the pace of our bookings growth during the quarter. We attribute the slow down to the global economic environment as our customers reanalyzed their spending budgets. We’re monitoring the situation closely and we’re optimistic this is a short-term adjustment as we’ve seen a re-acceleration in the beginning of our third quarter.”

David Miller, CFO of Champions, added, “We reached another revenue milestone for Champions exceeding $14 million for the first time. The increase to $14.3 million represents 21% year over year growth which was in-line with the projected growth rate for the year. However, due to the economic climate, we saw an increase in cancellations during the quarter which will impact the revenue in the second half of the year. Accordingly, we’re revising our full year growth target to be in the 10% - 15% range.”

Exhibit 99.1
Second Fiscal Quarter Financial Results

Total revenue for the second quarter of fiscal 2023, was a record $14.3 million, an increase of 21.2%, compared to $11.8 million for the same period last year. The increase in revenue was due to continued demand for our services, leading to larger pharmacology studies in both our in-vivo and ex-vivo platforms. Total costs and operating expenses for the second quarter of fiscal 2023 were $14.3 million compared to $11.5 million for the second quarter of fiscal 2022, an increase of $2.8 million or 23.9%.

For the second quarter of fiscal 2023, Champions reported income from operations of $7,000, including $119,000 in stock-based compensation and $560,000 in depreciation and amortization expenses, compared to income from operations of $263,000, inclusive of $134,000 in stock-based compensation and $346,000 in depreciation and amortization expenses, in the second quarter of fiscal 2022. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported adjusted EBITDA for the quarter of $686,000 compared to $743,000 in the prior year period.
Cost of oncology solutions was $7.4 million for the three-months ended October 31, 2022, an increase of $1.8 million, or 32.7% compared to $5.6 million for the three-months ended October 31, 2021. The increase in cost of sales was primarily from compensation, mice and lab supply expenses for pharmacology studies, and an increase in compensation expense for our SaaS platform. For the three- months ended October 31, 2022, total gross margin was 48% compared to 52% for the three-months ended October 31, 2021. Pharmacology services margin was 51% vs 53% in the year ago period. The lower margin resulted from an increase in study related expenses against lower than expected revenue conversion.

Research and development expense for the three-months ended October 31, 2022 was $2.6 million, an increase of $305,000 or 13.3%, compared to $2.3 million for the three-months ended October 31, 2021. The increase was primarily from compensation and lab supply expenses related to the investment in our therapeutic discovery platform. Sales and marketing expense for the three-months ended October 31, 2022 was $1.7 million, a slight increase of $60,000, or 3.7%, compared to $1.6 million for the three-months ended October 31, 2021. General and administrative expense for the three-months ended October 31, 2022 was $2.5 million, an increase of $552,000, or 27.9%, compared to $2.0 million for the three-months ended October 31, 2021. The increase was primarily due to depreciation and amortization expenses and IT related costs to support the growth of the business.

Net cash provided by operating activities was $3.3 million for the three months ended October 31, 2022. The cash generated from operating activities was primarily due to income from operations excluding stock-based compensation, depreciation and amortization expenses as well as an increase in accounts payable due to timing differences in the ordinary course of business. The Company ended in the quarter in a strong cash position with cash on hand of $10.8 million and no debt.

Year-to-Date Financial Results

For the first six months of fiscal 2023, revenue increased 21.6% to $28.0 million compared to $23.0 million for the first six months of fiscal 2022. The increase in revenue was due to the expansion of our platforms and business lines. Total costs and operating expenses for the first six months of fiscal 2023 were $28.3 million compared to $23.0 million for the first six months of fiscal 2022, an increase of $5.4 million or 23.3%.

For the first six months of fiscal 2023, Champions reported a net loss from operations of $277,000, including $325,000 in stock-based compensation and $1.1 million in depreciation and amortization

Exhibit 99.1
expenses, compared to income from operations of $88,000, inclusive of $414,000 in stock-based compensation and $663,000 in depreciation and amortization expenses, in the first six months of fiscal 2022. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported adjusted EBITDA of $1.1 million for the first six months of fiscal 2023 compared to adjusted EBITDA of $1.2 million in the first six months of fiscal 2022.

Cost of oncology solutions was $14.5 million for the six-months ended October 31, 2022, an increase of $3.5 million, or 31.7% compared to $11.0 million for the six-months ended October 31, 2021. For the six-months ended October 31, 2022, total gross margin was 48.3% compared to 52.2% for the six-months ended October 31, 2021. For the same respective periods, pharmacology services margin was 51.1% vs 52.8%. The decrease in gross margin was primarily attributable to an increase in study related expenses in advance of the revenue recognition and lower than expected revenue conversion.

Research and development expense for the six-months ended October 31, 2022 was $5.5 million, an increase of $888,000 or 19.3%, compared to $4.6 million for the six-months ended October 31, 2021. The increase was primarily from compensation, sequencing costs, and lab supplies as we increased investment in our therapeutic target discovery platforms. Sales and marketing expense for the six-months ended October 31, 2022 was $3.4 million, a slight increase of $178,000, or 5.5%, compared to $3.2 million for the six-months ended October 31, 2021. General and administrative expense for the six-months ended October 31, 2022 was $4.9 million, an increase of $800,000, or 19.3%, compared to $4.1 million for the six-months ended October 31, 2021. The increase was primarily due to an increase in compensation and IT related expenses to support the overall infrastructure growth of the organization as well as depreciation and amortization expenses.

Net cash provided by operating activities was $3.1 million for the six-months ended October 31, 2022. The cash generated from operating activities was primarily due to an increase in income from operations excluding stock-based compensation and depreciation and amortization expenses as well as an increase in accounts payable due to timing differences in the ordinary course of business. Net cash used in investing activities was $1.4 million and was primarily from investment in additional lab and computer equipment.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 877-545-0523 (Domestic) or 973-528-0016 (International) and enter the access code 541646, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available by December 15, 2022 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income for an explanation of the amounts excluded to arrive at Non-GAAP net income and related Non-GAAP earnings per share amounts for the three and six months ended October 31, 2022 and 2021. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that

Exhibit 99.1
management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and Non-GAAP earnings per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings per share amounts as Non-GAAP net earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings and Non-GAAP diluted earnings per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

Champions Oncology is a technology-driven research organization that develops innovative therapeutics against cancer targets, offers groundbreaking research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2022 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
Net income (loss) - GAAP	$(16)	$277	$(335)	$105
Less:
Stock-based compensation	119	134	325	414
Net income (loss) - Non-GAAP	$103	$411	$(10)	$519

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
EPS – GAAP, basic	$(0.00)	$0.02	$(0.02)	$0.01
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.03
EPS - Non-GAAP, basic	$0.01	$0.03	$—	$0.04

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
EPS – GAAP, diluted	$(0.00)	$0.02	$(0.02)	$0.01
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.03
EPS - Non-GAAP, diluted	$0.01	$0.03	$—	$0.04

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
Oncology services revenue	$14,281	$11,786	$28,026	$23,039
Cost of oncology services	7,443	5,609	14,495	11,005
Research and development	2,604	2,299	5,491	4,603
Sales and marketing	1,700	1,640	3,392	3,214
General and administrative	2,527	1,975	4,925	4,129
Income (loss) from operations	7	263	(277)	88
Other income (loss)	(9)	26	(27)	43
Income (loss) before provision for income taxes	(2)	289	(304)	131
Provision for income taxes	14	12	31	26
Net income (loss)	$(16)	$277	$(335)	$105

Net Income (loss) per common share outstanding
basic	$(0.00)	$0.02	$(0.02)	$0.01
and diluted	$(0.00)	$0.02	$(0.02)	$0.01

Weighted average common shares outstanding
basic	13,528,643	13,428,508	13,521,496	13,145,930
and diluted	13,528,643	14,549,136	13,521,496	14,213,450

Condensed Consolidated Balance Sheets

	October 31, 2022	April 30, 2022
	(unaudited)
Cash	$10,826	$9,007
Accounts receivable, net	8,948	9,513
Other current assets	834	1,144
Total current assets	20,608	19,664

Operating lease right-of-use assets, net	7,698	8,230
Property and equipment, net	7,708	7,134
Other long term assets	15	15
Goodwill	335	335
Total assets	$36,364	$35,378

Accounts payable and accrued liabilities	$6,275	$5,282
Current portion of operating lease liabilities	1,133	1,054
Other current liabilities	143	72
Deferred revenue	11,185	11,071
Total current liabilities	18,736	17,479

Non-current operating lease liabilities	7,832	8,412
Other Non-current Liability	624	391
Total liabilities	27,192	26,282

Stockholders’ equity	9,172	9,096
Total liabilities and stockholders’ equity	$36,364	$35,378

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended October 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(335)	$105
Adjustments to reconcile net income (loss) to net cash provided by operations:
Stock-based compensation expense	325	414
Operating lease right-of use assets	542	519
Depreciation and amortization expense	1,088	663
Net gain on disposal of equipment	—	(4)
Allowance for doubtful accounts	130	117
Changes in operating assets and liabilities	1,341	(370)
Net cash provided by operating activities	3,091	1,444

Cash flows from investing activities:
Purchases of property and equipment	(1,358)	(1,473)
Net cash used in investing activities:	(1,358)	(1,473)

Cash flows from financing activities:
Proceeds from the exercise of stock options	86	123
Net cash provided by financing activities:	86	123

Net increase in cash	1,819	94
Cash at beginning of period	9,007	4,687
Cash at the end of period	$10,826	$4,781